EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective as of the 7th day of August, 2017 (the "Effective Date") by and between Immunomedics, Inc., a Delaware corporation having its principal offices in Morris Plains, New Jersey (the "Company," which term shall include all respective subsidiaries, affiliates, and entities of the Company, and its and their respective successors and assigns), and Usama Malik (the "Executive").

WHEREAS, Executive is presently engaged by the Company as an independent consultant pursuant to a Consulting Agreement (the "Consulting Agreement");

WHEREAS, the Company desires to terminate the Consulting Agreement and employ Executive as its Chief Business Officer, and Executive desires to serve in such capacity on behalf of the Company, upon the terms and conditions hereinafter set forth;

WHEREAS, Executive acknowledges that he has had an opportunity to consider this Agreement and consult with an independent advisor of his choosing with regard to the terms of this Agreement, and enters into this Agreement voluntarily and with a full understanding of its terms; and

WHEREAS, the Company and Executive have agreed that this Agreement will supersede and replace the Consulting Agreement as of the Effective Date.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.0 Employment.

1.1 At-Will Employment. Executive shall be employed by the Company on an "at will" basis, meaning either the Company or Executive may terminate Executive's employment at any time, with or without cause or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the "at will" nature of Executive's employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive's rights to any compensation following a termination shall be only as set forth in Section 2.

1.2 Duties and Responsibilities. Commencing on the Effective Date, Executive shall serve as the Chief Business Officer of the Company, reporting to the Chief Executive Officer ("CEO") and/or such executive designated by the CEO, and shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to Executive by the
CEO and/or the Company's Board of Directors (the "Board''). Executive shall perform Executive's duties under this Agreement principally out of the Company's corporate headquarters (presently located in Morris Plains, New Jersey) and will undertake such travel within or outside of the United States as is necessary or advisable for the efficient operations of the Company. In the performance of his duties, Executive will observe and adhere to all applicable Company policies and procedures as may be interpreted, adopted, revised or deleted from time to time in the Company's sole discretion.

1.3 Extent of Services. Executive shall use Executive's best efforts to carry out Executive's duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, shall devote substantially all of Executive's business time, attention and energy thereto. Except with the prior written consent of the Company, Executive shall not, while employed by the Company, undertake or engage in any other employment, occupation, business, or investment activity that, in the reasonable judgment of the Board, is likely to interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company; except that nothing herein shall prohibit Executive from engaging in (a) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (b) reasonable time devoted to activities in the non-profit and business communities consistent with Executive's duties, (c) such other activities as may be specifically approved by the Company. The foregoing shall not, however, preclude Executive from owning less than one percent (1%) of the total outstanding shares of a publicly traded company.

1.4 Base Salary. For all services rendered by Executive hereunder, the Company shall pay Executive a base salary ("Base Salary") at the annual rate of Three Hundred and Fifty Thousand Dollars ($350,000) (gross), subject to all applicable withholdings and deductions and payable bi-weekly in installments at such times as the Company customarily pays its other senior level executives.

1.5 One-Time Signing Bonus. Within thirty (30) days of the Effective Date, the Company shall pay Executive a one-time signing bonus of Ninety Thousand Dollars ($90,000) (gross), subject to applicable withholdings and deductions (the

"Signing Bonus"). For the avoidance of doubt, the Signing Bonus is intended to, among other things, compensate Executive for any costs associated with moving and/or and travel expenses reasonably anticipated to be incurred by Executive during his first year of employment in New Jersey. Notwithstanding the foregoing, Executive shall forfeit and be obligated to repay immediately the Signing Bonus if Executive does not remain employed by the Company on the one-year anniversary of the Effective Date, except in the event of a termination without Cause by the Company prior to the one-year anniversary of the Effective Date.

1.6 Annual Discretionary Cash Bonus. For each fiscal year during the period of Executive's employment with the Company commencing with the July 1, 2017- June 30, 2018 fiscal year, Executive shall be eligible to receive an annual discretionary cash bonus {the "Annual Bonus") for the services rendered by Executive under this Agreement. The amount of the Annual Bonus, if any, will be determined by the Compensation Committee of the Board (the "Compensation Committee") in its discretion, based on Executive's individual performance and Company performance as determined by the Compensation Committee. Executive's Annual Bonus target is forty percent (40%) of Executive's Base Salary earned for the applicable fiscal year. The amount of the Annual Bonus, if any, will be determined as of the end of each fiscal year during the employment period and shall be paid as soon as reasonably practicable after the end of each fiscal year to which the bonus relates, but in no event, later than 2-1/2 months after the end of such fiscal year. To be eligible to receive an Annual Bonus, or any portion thereof, the Executive must be employed by the Company both at the time the amount of the Annual Bonus, if any, is determined, and at the time the Annual Bonus, if any, is paid.

1. 7 Equity Compensation. Subject to approval of the Board following the Effective Date, and in consideration for Executive entering into this Agreement, the Company will grant the following equity awards to Executive pursuant to the Company's Immunomedics, Inc. 2014 Long-Term Incentive Plan (the "Plan") as soon as practicable after the Effective Date:

(a) A one-time award of restricted stock units for twenty thousand (20,000) shares of Company common stock (the "RSUs"), pursuant and subject to the Plan and the Company's standard restricted stock unit agreement. The RSUs shall vest upon the one-year anniversary of the Effective Date, subject to Executive's continued employment on such date, except in the event of a termination without Cause by the Company prior to the one-year anniversary of the Effective Date. Upon termination of Executive's employment (for any reason other than without Cause by the Company or for Good Reason by Executive, as provided below), any unvested RSUs shall be immediately forfeited unless otherwise expressly stated in the applicable restricted stock unit agreement.

(b) An option to purchase sixty-five thousand (65,000) shares (the "Shares") of the Company's common stock (the "Option") pursuant and subject to the Plan and the Company's standard form of stock option agreement. The Option shall be an incentive stock option to the extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and will have an exercise price per Share equal to the fair market value of a share of common stock of the Company as of the date of grant pursuant to the terms of the Plan. The Option shall vest as follows: upon the one-year anniversary of the Effective Date, twenty-five percent (25%) of the total number of Shares granted under the Option shall vest, and an additional II 48th of the total number of Shares shall vest on the corresponding day of each month thereafter, until all Shares have vested on the fourth anniversary of the Effective Date, subject to Executive's continued employment on each such vesting date. Upon termination of Executive's employment (for any reason other than without Cause by the Company or for Good Reason by Executive, as provided below), the unvested portion of the Option shall be immediately forfeited unless otherwise expressly stated in the applicable option agreement. Upon termination of Executive's employment, the vested portion of the Option shall remain exercisable in accordance with the terms and conditions of the applicable option agreement.

1.8 Retirement and Welfare Plans. During the period Executive is employed by the Company, Executive may participate in employee retirement and welfare benefit plans made available to the Company's senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

1.9 Vacation. Executive shall be entitled to four (4) weeks of annual paid vacation, which shall be subject in all respects to the terms and conditions of the Company's paid time off policies, as may be in effect from time to time.

1.10 Reimbursement of Expenses. Executive shall be reimbursed for all customary and appropriate business-related expenses actually incurred and documented in accordance with the Company's policies applicable to senior level executives; provided, however, that for the avoidance of doubt, Executive shall not be entitled to additional reimbursements (over and above the Signing Bonus) for any costs associated with moving and/or and travel expenses incurred by Executive during his first year of employment in New Jersey.

2.0 Termination. The Parties acknowledge that Executive's employment relationship with the Company is at-will. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

2.1 Termination Without Cause or Resignation for Good Reason Before a Change of Control.

(a) The Company may terminate Executive at any time without Cause (as defined in Section 2.9) from the position in which Executive is employed hereunder upon not less than thirty (30) days' prior written notice to Executive. The Company shall have the discretion to terminate Executive's employment during the notice period and pay continued Base Salary in lieu of notice. In addition, Executive may initiate a termination of employment by resigning under this Section 2.1 for Good Reason (as defined in, and in accordance with the notice provisions set forth in Section 2.9).

(b) Upon termination under this Section 2.1, Executive shall receive (i) Executive's accrued but unpaid Base Salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive and payable in accordance with the Company's standard expense reimbursement policies, and (iii) benefits earned, accrued and due under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan (collectively, the "Guaranteed Payments"). With the exception of unreimbursed business expenses, which shall be paid in accordance with Company policy, Executive will be paid the Guaranteed Payments on the Company's first payroll date after Executive's date of termination from employment, or earlier if required by applicable law.

(c) If Executive's employment terminates as described in Section 2.l(a) above and if, upon such termination, Executive (i) executes within twenty-one (21) days (or forty-five (45) days to the extent required by applicable law) or presentment and does not revoke a written release in a form provided by the Company releasing any and all claims against the Company and its affiliates, related entities, and representatives with respect to all matters arising out of or related to Executive's employment by the Company, or the termination thereof (the "Release"), (ii) complies with the terms and conditions of the Release, including, without limitation, any return of property, non-disparagement, and confidentiality provisions contained therein, and (iii) complies with the terms and conditions of Sections 4, 5, 6, and 7 below, Executive will be entitled to receive the following payments (collectively, the "Severance"):

(i) Executive shall receive severance in an amount equal to (A) two (2) months of Executive's then current annual Base Salary per each completed year of service, with a minimum of six (6) months' Base Salary and a maximum of twelve (12) months' Base Salary (such period, the "Severance Period'') plus (B) the Executive's target Annual Bonus for the fiscal year in which Executive's employment is terminated in an amount equal to forty percent (40%) of Executive's then-current Base Salary prorated based on the number of days Executive is employed during such fiscal year. The severance amount shall be paid in separate substantially equal bi-weekly installments over the Severance Period, consistent with the Company's regularly scheduled payroll, subject to Section 2.1 ( c )(iii) below, until the severance has been paid in full. Any outstanding unvested equity, RSUs (time-based only) and Options will also vest immediately.

(ii) The Company shall, for the duration of the Severance Period, pay Executive each month an amount equal to the monthly COBRA medical insurance cost under the Company's medical plan for Executive, and, where applicable, his spouse and eligible dependents, less an amount equal to the required monthly employee payment for such coverage calculated as if Executive had continued to be an employee of the Company throughout such period. Notwithstanding the foregoing, payments specified under this Section 2.1(c)(ii) shall cease if the Company's statutory obligation to provide such COBRA healthcare continuation coverage terminates for any reason before the expiration of the Severance Period, including but not limited to Executive's failure to timely elect continuation coverage under COBRA.

(iii) Except as otherwise required by Section 2.10, the benefits described in subsections (i) and (ii) above shall begin within sixty (60) days after Executive's termination date, provided Executive has timely executed and not revoked the Release within such sixty (60) day period; and provided that notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive's execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is "deferred compensation" as defined under Section 409A of the Code is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.
The Company shall provide the Release to Executive on or before the termination date, and Executive shall execute the Release during the time period permitted by applicable law.

(d) Executive agrees and acknowledges that the Severance provided to Executive pursuant to Section 2.1 (c) is in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program.

(e) Executive agrees and acknowledges that if Executive fails to comply with Section 4, 5, 6 or 7 below, all payments under Section 2.l(c) shall immediately cease and Executive shall be required to repay immediately any Severance previously paid by the Company thereunder.

2.2 Termination Without Cause or Resignation for Good Reason After a Change of Control.

(a) If a Change of Control (as defined below) occurs and, during the one-year period commencing on the date of the Change of Control, the Company terminates Executive's employment without Cause or Executive resigns for Good Reason (as defined in, and in accordance with the notice provisions set forth in Section 2.9), this Section 2.2 shall apply in lieu of Section 2.1. The Company shall have the discretion to terminate Executive's employment during the notice period and pay continued Base Salary in lieu of notice.

(b) Upon termination under this Section 2.2, Executive shall receive the Guaranteed Payments. With the exception of unreimbursed business expenses, which shall be paid in accordance with Company policy, Executive will be paid the Guaranteed Payments on the Company's first payroll date after Executive's date of termination from employment, or earlier if required by applicable law.

(c) If Executive's employment terminates as described in Section 2.2(a) above and if, upon such termination, Executive (i) executes and does not revoke a Release (as defined in Section 2.1(c) above), (ii) complies with the terms and conditions of the Release, including, without limitation, any return of property, non-disparagement, and confidentiality provisions contained therein, and (iii) complies with the terms and conditions of Sections 4, 5, 6, and 7 below, Executive shall be entitled to receive the following payments (collectively, the "Change of Control Severance"):

(i) Executive shall receive severance in an amount equal to (A) four (4) months of Executive's then current annual Base Salary per each completed year of service, with a minimum of twelve (12) months' Base Salary and a maximum of twenty-four (24) months' Base Salary, plus (B) Executive's target Annual Bonus for the fiscal year in which Executive's employment is terminated in an amount equal to forty percent (40%) of Executive's then current annual Base Salary prorated based on the number of days Executive is employed during such fiscal year. The severance amount shall be paid in a single lump-sum payment, consistent with the Company's regularly scheduled payroll, subject to Section 2.2(c)(iii) below. Any outstanding unvested equity, RSUs (time-based only) and Options will also vest immediately.

(ii) The Company shall, for a period of twelve (12) months following the date of Executive's termination of employment (the "COBRA period''), pay Executive each month an amount equal to the monthly COBRA medical insurance cost under the Company's medical plan for Executive, and, where applicable, his spouse and eligible dependents, less an amount equal to the required monthly employee payment for such coverage calculated as if Executive had continued to be an employee of the Company throughout such period. Notwithstanding the foregoing, payments specified under this Section 2.2(c)(ii) shall cease if the Company's statutory obligation to provide such COBRA healthcare continuation coverage terminates for any reason before the expiration of the COBRA period, including but not limited to Executive's failure to timely elect continuation coverage under COBRA.

(iii) Except as otherwise required by Section 2.1 0, the benefits described in subsections (i) and (ii) above shall begin within sixty (60) days after Executive's termination date, provided Executive has timely executed and not revoked the Release within such sixty (60) day period; and provided that notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive's execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is "deferred compensation" as defined under Section 409A of the Code is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. The Company shall provide the Release to Executive on or before the termination date, and Executive shall execute the Release during the time period permitted by applicable law.

(d) Executive agrees and acknowledges that the Change of Control Severance provided to Executive pursuant to Section 2.2( c) is in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program.

(e) Executive agrees and acknowledges that if Executive fails to comply with Section 4, 5, 6 or 7 below, all payments under Section 2.2(c) shall immediately cease and Executive shall be required to repay immediately any Change of Control Severance previously paid by the Company thereunder.

2.3 Voluntary Termination. Executive may voluntarily terminate Executive's employment for any reason upon thirty (30) days' prior written notice. In such event, after the effective date of such termination, Executive will not receive the Severance or the Change of Control Severance any other severance compensation or benefits, except that the Company shall pay to Executive the Guaranteed Payments.

2.4 Termination by Reason of Disability. Subject to applicable state and federal law, the Company may terminate Executive's employment if Executive has been unable to perform the material duties of Executive's position for a period of ninety (90) days in the aggregate during any twelve (12) month period because of physical or mental injury or illness ("Disability"). Notwithstanding the foregoing, the Executive shall be deemed terminated for Disability if the Executive is disabled for a period of twelve (12) months. Executive agrees, in the event of a dispute under this Section 2.4 relating to Executive's Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive's employment for Disability, Executive will not receive the Severance, the Change of Control Severance or any other severance compensation or benefits, except that the Company shall pay to Executive the Guaranteed Payments.

2.5 Termination by Reason of Death. If Executive dies while employed by the Company, all obligations of the Parties hereunder shall terminate immediately. Executive will not receive the Severance, the Change of Control Severance or any other severance compensation or benefits, except that the Company shall pay to Executive's executor, legal representative, administrator or designated beneficiary, as applicable, the Guaranteed Payments.

2.6 Cause. The Company may terminate Executive's employment at any time for Cause (as defined in Section 2.9) upon written notice to Executive, in which event all payments under this Agreement shall cease. Executive will not receive the Severance, the Change of Control Severance or any other severance compensation or benefits, except that the Company shall pay to Executive the Guaranteed Payments.

2.7 Notice of Termination. Any termination of Executive's employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 11. The notice of termination shall (a) indicate the specific termination provision in this Agreement relied upon, (b) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (c) specify the termination date in accordance with the requirements of this Agreement.

2.8 Cooperation with the Company After Termination. Following termination of Executive's employment for any reason, Executive agrees to cooperate with the Company in (a) all matters relating to the winding up of Executive's pending work and the order! y transfer of any such pending work to such other employees as may be designated by the Company; (b) responding to requests by the Company for information concerning work performed by Executive during the period of Executive's employment with the Company and with regard to any matters which relate to or arise out of the business of the Company during the period of his employment and about which Executive may have knowledge, (c) any investigation or review which may be performed by the Company or any government authority or in any litigation in which the Company may become involved. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

2.9 Definitions.

(a) "Cause" shall mean any of the following grounds for termination of Executive's employment:

(i) Executive has been convicted of a felony or enters a plea of guilty or nolo contendere with respect thereto;

(ii) Executive fails to perform Executive's reasonably assigned duties for the Company (other than a failure resulting from Executive's incapacity due to physical or mental illness), which failure has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform;

(iii) Executive causes material damage to the property of the Company;

(iv) Executive engages in conduct that is harmful to the public reputation of the Company, including but not limited to any act of dishonesty, fraud, or immoral or disreputable conduct;

(v) Executive engages in willful misconduct in the performance of Executive's duties; or

(vi) Executive materially breaches any covenant or condition of this Agreement (including Sections 4, 5, 6 or 7 below) or any other agreement between the Parties, or breaches Executive's fiduciary duty to the Company.

(b) "Change of Control' shall mean:

(i) A merger, consolidation or reorganization approved by the Company's stockholders, unless securities representing more than fifty percent (50%) of the total and combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction; or (ii) The sale, transfer or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety, occurring within a twelve (12) month period, and representing, at a minimum, not less than forty percent ( 40%) of the total gross fair market value of all assets of the Company, to any person, entity, or group of persons acting in consort, other than a sale, transfer or disposition to: (A) a stockholder of the Company in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of the outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned by a person described in (C); or
(iii) Any transaction or series of related transactions pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule 13d-5(b )(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company's securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company's stockholders. A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company's securities immediately before such transaction.

(c) "Good Reason" shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto, or except as a result of Executive's physical or mental incapacity or as described in the last sentence of this subsection (c):

(i) A material reduction in Executive's Base Salary;

(ii) The material diminution of the Executive's duties, responsibilities, powers or authorities, including the assignment of any duties and responsibilities inconsistent with his position as Chief Business Officer, provided that Good Reason shall not exist under this clause (iii) if such material diminution of authority, duties and responsibilities is a result of: (1) the hiring of additional subordinates to fill some of Executive's duties and responsibilities, (2) any disposition or sale of any subsidiary of business of the Company, or (3) the Executive's prior written consent;

(iii) The Company requires that Executive's principal office location be moved to a location more than fifty (50) miles from Executive's principal office location immediately before the change without the Executive's prior consent;

(iv) A material breach by the Company of this Agreement

In addition, for purposes of this Agreement, Executive shall not have Good Reason for termination unless (i) the Executive reasonably determines in good faith that a "Good Reason" condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of such occurrence; (iii) the Executive cooperates in good faith with the Company's efforts, for a period not less than 30 days following such notice (the "Cure Period''), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason event during the Cure Period, Good Reason shall be deemed not to have occurred.

2.10 Required Postponement for Specified Executives. If Executive is considered a Specified Executive (as defined under Section 409A) and payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated postponed amounts, shall be paid in a lump sum payment within five (5) days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts postponed on account of Section 409A of the Code, shall be paid to the personal representative of Executive's estate within sixty (60) days after the date of Executive's death.

3. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives any payments provided for in
Section 2 of this Agreement, Executive hereby waives Executive's right to receive payments under any severance plan or similar program applicable to all employees of the Company.

4. Confidentiality. Executive agrees that Executive's services to the Company were and are of a special, unique and extraordinary character, and that Executive's position places Executive in a position of confidence and trust with the Company's customers and employees. Executive also recognizes that Executive's position with the Company will give Executive substantial access to Confidential Information (as defined below), the disclosure of which to competitors of the Company would cause the Company to suffer substantial and irreparable damage. Executive recognizes, therefore, that it is in the Company's legitimate business interest to restrict Executive's use of Confidential Information for any purposes other than the discharge of Executive's employment duties at the Company, and to limit any potential appropriation of Confidential Information by Executive for the benefit of the Company's competitors and/or to the detriment of the Company. Accordingly, Executive agrees as follows:

(a) Executive will not at any time, whether during or after the termination of Executive's employment for any reason, reveal to any person or entity any of the trade secrets or confidential information of the Company or of any third party which the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals) ("Confidential Information"), except as may be required in the ordinary course of performing Executive's duties as an employee of the Company, and Executive shall keep secret all matters entrusted to Executive and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company.

(b) The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided Executive shall provide the Company prior written notice of any such required disclosure once Executive has knowledge of it and will help the Company to the extent reasonable to obtain an appropriate protective order. Moreover, the foregoing shall not limit Executive's ability to (i) to discuss the terms of Executive's employment, wages and working conditions to the extent expressly protected by applicable law, (ii) to report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under such laws, or (iii) to respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation.

(c) Executive agrees that during Executive's employment Executive shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. Executive further agrees that Executive shall not, after the termination of Executive's employment for any reason, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that, immediately upon the termination of Executive's employment for any reason, Executive shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

(d) Executive agrees that upon the termination of Executive's employment with the Company for any reason, Executive will not take or retain without written authorization any documents, files or other property of the Company, and Executive will return promptly to the Company any such documents, files or property in Executive's possession or custody, including any copies thereof maintained in any medium or format. Executive recognizes that all documents, files and property which Executive has received and will receive from the Company, including but not limited to scientific research, customer lists, handbooks, memoranda, product specifications, and other materials (with the exception of documents relating to benefits to which Executive might be entitled following the termination of Executive's employment with the Company), are for the exclusive use of the Company and employees who are discharging their responsibilities on behalf of the Company, and that Executive has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Executive's employment with the Company for any reason.

(e) Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for alleged retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and may use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order.

5. Intellectual Property.

(a) If at any time or times during Executive's employment Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned to Executive by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and Executive shall promptly disclose to the Company (or any persons designated by it) each such Development, and Executive hereby assigns any rights Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

(b) Upon disclosure of each Development to the Company, Executive will, during Executive's employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(c) In the event the Company is unable, after reasonable effort, to secure Executive's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive's physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact for the sole purpose of acting for and on Executive's behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letter patents, copyright and other analogous protection thereon with the same legal force and effect as if executed by Executive.

6. Non-Competition. While Executive is employed at the Company and for a period of twelve (12) months after termination of Executive's employment (for any reason whatsoever, whether voluntary or involuntary) (the "Non-Competition Period'), Executive will not, without the prior written approval of the Board, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity in the United States or Canada which competes with the Company in the field of therapeutic antibodies for cancer.
Notwithstanding the foregoing, if Executive is considering an employment, consulting, investment, ownership or other opportunity within the Non-Competition Period that does not involve the field of therapeutic antibody-drug conjugates for cancer, Executive may contact the Company to seek a limited waiver of his restrictions to accept such employment or other opportunity, and the Company will evaluate any such waiver requests in good faith based upon its then-current and/or anticipated business and activities. The foregoing prohibition shall not prevent Executive's employment or engagement after termination of Executive's employment by any company or business organization, as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the products being developed, manufactured, or marketed by the Company during Executive's employment with the Company. Executive shall be permitted to own securities of a public company not in excess of five percent of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of five percent of any class of such securities and such ownership shall not be considered to be in competition with the Company.

7. Non-Solicitation. While Executive is employed at the Company and for a period of twelve (12) months after termination of such employment (for any reason, whether voluntary or involuntary), Executive agrees that Executive will not:

(a) directly or indirectly solicit, entice or induce, or attempt to solicit, entice or induce, any customer, vendor, supplier, or business development partner to become a customer, vendor, supplier, or business development partner of any other person, firm or corporation with respect to products then sold or under development by the Company or to cease doing business with the Company, and Executive shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

(b) directly or indirectly solicit or recruit, or attempt to solicit or recruit, any employee, consultant or independent contractor of the Company to terminate employment or otherwise cease providing services to the Company or to work for a third party other than the Company, and Executive shall not approach any such person for such purpose or authorize or knowingly approve the taking of such actions by any other person.

8. General Provisions.

(a) Executive acknowledges and agrees that the type and periods of restrictions imposed in Sections 4, 5, 6 and 7 of this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Company, rather than to prevent Executive from earning a livelihood. Executive recognizes that the Company competes worldwide, and that Executive's access to Confidential Information makes it necessary for the Company to restrict Executive's post-employment activities in any market in which the Company competes, and in which Executive's access to Confidential Information and other proprietary information could be used to the detriment of the Company. In the event that any restriction set forth in this Agreement is determined to be overbroad with respect to scope, time or geographical coverage, Executive agrees that such a restriction or restrictions should be modified and narrowed, either by a court or by the Company, so as to preserve and protect the legitimate interests of the Company as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein.

(b) Executive acknowledges and agrees that if Executive should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Company, and that damages arising out of such a breach may be difficult to ascertain. Executive therefore agrees that, in addition to all other remedies provided at law or at equity, the Company shall be entitled to have the covenants, restrictions and agreements contained in Sections 4, 5, 6, and 7 specifically enforced (including, without limitation, by temporary, preliminary, and permanent injunctions and restraining orders) by any state or federal court in the State of New Jersey having equity jurisdiction and Executive agrees to subject Executive to the jurisdiction of such court.

(c) Executive agrees that if the Company fails to take action to remedy any breach by Executive of this Agreement or any portion of the Agreement, such inaction by the Company shall not operate or be construed as a waiver of any subsequent breach by Executive of the same or any other provision, agreement or covenant.

(d) Executive acknowledges and agrees that the payments and benefits to be provided to Executive under this Agreement are provided as consideration for the covenants in Sections 4, 5, 6, and 7 hereof.

9. No Conflict with Existing Obligations. Executive represents and warrants that Executive has disclosed to the Company any and all prior nondisclosure, confidentiality, noncompetition, non-solicitation or other similar obligations and/or restrictive covenants to or with any prior employer, entity, or other person (together, the "Prior Restrictive Covenants"), and that no Prior Restrictive Covenant prohibits, restricts, limits or otherwise affects Executive's employment with the Company as an executive or ability to perform any of Executive's duties or responsibilities for the Company. Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

10. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

11. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Immunomedics, Inc.
300 The American Road
Morris Plains, NJ 07950

If to Executive, to:

Usama Malik
1541 6th St. NW #2
Washington, DC 20001

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

12. Contents of Agreement: Amendment and Assignment.

(a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, including the Consulting Agreement, and understandings concerning Executive's employment by the Company and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

(b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

13. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

14. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

17. Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the State of New Jersey without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson. Each Party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in New Jersey or any state court located within such state, in respect of any claim arising out of or relating to this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Any appellate proceedings shall take place in the appropriate courts having appellate jurisdiction over the courts set forth in this Section.

18. Section 409A of the Code. This Agreement is intended to comply with or otherwise be exempt from Section 409A of the Code and its corresponding regulations, to the extent applicable, and shall be so construed. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. For purposes of Section 409A of the Code, all payments to be made upon the termination of the Executive's employment under this Agreement may only be made upon a "separation from service" under Section 409A of the Code. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment, with respect to any amount that is "deferred compensation" under
Section 409A. All reimbursements provided under this Agreement shall be made or provided in accordance with Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of Executive's employment with the Company (or during such other time period specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit. Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of"deferred compensation" within the meaning Section 409A of the Code that were otherwise payable pursuant to the terms of any agreement between Company and the Executive in effect prior to the date of this Agreement.

19. Section 2800 of the Code. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 2800 of the Code and would, but for this Section 19 would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the "Reduced Amount"). "Net Benefit" shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(a) Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(b) Any determination required under this Section 19 shall be made in writing in good faith by the accounting firm that was the Company's independent auditor immediately before the change in control an independent accounting firm selected by the Company/an independent accounting firm selected by the Company that is reasonably acceptable to the Executive (the "Accountants"). The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 19. For purposes of making the calculations and determinations required by this Section 19, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants' determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 19.

(c) It is possible that after the determinations and selections made pursuant to this Section 19 the Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 19 ("Overpayment") or less than the amount provided under this Section 19 ("Underpayment").

(i) In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Executive's receipt of the Overpayment until the date of repayment.

(ii) In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Executive together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to the Executive until the payment date.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

IMMUNOMEDICS, INC.
By: /s/Michael R. Garone
Michael R. Garone
Title: VP Finance and Chief Financial Officer

EXECUTIVE
/s/Usama Malik
Usama Malik